UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 7, 2005

DexCom, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51222	33-0857544
(Commission File Number)	(IRS Employer Identification No.)

5555 Oberlin Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 7, 2005, DexCom (the “Company”) entered into an offer letter with Rodney Kellogg to become Vice President of Sales of the Company that was further amended and restated as of December 12, 2005.  Mr. Kellogg is entitled to a yearly salary of $210,000 and a signing bonus of $85,000.  In addition, Mr. Kellogg was granted an option to purchase 100,000 shares of the Company’s common stock upon commencement of employment.  The option will vest over a period of four years.

The offer letter also contains a change of control arrangement, which provides that in the event of a change of control and in connection with, or within 12 months following, the change of control, the Company terminates Mr. Kellogg’s employment without cause or constructively terminates Mr. Kellogg, all unvested shares of the Company’s common stock subject to all options granted to Mr. Kellogg will fully vest. The Company has also agreed that in the event it terminates Mr. Kellogg without cause, then Mr. Kellogg will receive six months salary as severance. In each case, the Company’s obligation to make any severance payments is expressly conditioned upon Mr. Kellogg’s execution and delivery of a full release of all claims against the Company.

Mr. Kellogg has more than 25 years of sales experience, most recently as Vice President and General Manager of Smiths Medical’s Diabetes Division.  Mr. Kellogg was responsible for the commercialization of Smiths Medical’s Deltec insulin pumps in the U.S. and foreign markets, including hiring and training a new sales force, establishing customer service and creating the clinical service function.  Mr. Kellogg also has extensive experience in blood glucose monitoring having worked in sales for more than ten years at Boehringer Mannheim Diagnostics, now part of Roche Diagnostics.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

By:	/s/ Steven J. Kemper
Steven J. Kemper
Chief Financial Officer

Date:  December 13, 2005